EXHIBIT 10.43

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO COREWEAVE, INC. IF PUBLICLY DISCLOSED.

August 21, 2025

Jon Jones
[*]
[*]
Emailed to: [*]

Dear Jon:

It is with great pleasure that CoreWeave, Inc. (the “Company”) offers you the position of Chief Revenue Officer. You will be reporting initially to Mike Intrator, the CEO, and your start date will be
September 26, 2025 [*] (the date on which, at the direction of the Company, you commence performing the substantive duties and core tasks of your role, the “Start Date.” For the avoidance of doubt, mere administrative paperwork or onboarding shall not be construed as the “Start Date.”).

As of your Start Date and during your employment, you will reside in the State of Washington and will be working primarily from our office in Bellevue, WA unless otherwise agreed. This is a full-time exempt position that is not eligible for overtime. We are offering you a base salary of $500,000 annually, paid biweekly. You will also be eligible for a year-end discretionary bonus, based on Company and individual performance, and prorated based upon your Start Date. All employees hired prior to October 1st of this calendar year will be eligible for a pro-rated annual bonus.

The target amount for the year-end discretionary bonus is 100% of your base salary. While employed by the Company, you shall devote your full business time and attention to the performance of your duties under this letter agreement (“Letter Agreement”). Your employment will be “at will,” which means that it may be terminated by you or the Company at any time, for any or no reason, with or without cause.

Subject to the approval of the Company’s Board of Directors (or applicable committee thereof), you will be granted a Restricted Stock Unit Award (“RSU”) with an approximate value of $22,000,000. The RSU will be granted pursuant to the Company’s 2025 Equity Incentive Plan (the Plan) and in accordance with the Company’s standard granting practices. The number of shares of the Company’s Class A common stock subject to your RSU award will be determined by dividing the dollar value set forth above by the thirty (30) calendar day trailing average closing price of the Company’s Class A common stock for the 30-day period immediately preceding the Start Date. Your RSUs will be subject to time-based vesting over a period of four years, with one-fourth (1/4) of your RSUs vesting on the one (1) year anniversary of your “vesting commencement date,” and thereafter one-sixteenth (1/16) of your RSUs will vest on each subsequent quarterly anniversary of such date, in each case, subject to your continued Service (as defined in the Plan). Your vesting commencement date will be the Start Date. Following approval of this RSU, you will receive an RSU award agreement and a copy of the Plan, which will set out all of the terms and conditions of your RSU.
The Company will pay you a one-time Sign-On Bonus of $250,000, less applicable deductions and tax withholding, within thirty (30) days following the Start Date. Should your employment with the Company end within your first twelve (24) months of employment (other than in the event you are terminated without Cause or quit for Good Reason, in each case, and as used in this agreement, as defined in the Company’s Senior Executive Chage in Control and Severance Plan) (the “Severance Plan”), you agree to repay the Sign-On Bonus on a pro-rated basis.

Subject to the approval of the Company’s Board of Directors (or applicable committee thereof), you will be designated a Participant of the Severance Plan.

In addition, your compensation package includes the following (these details are for information purposes and are subject to any policy or plan changes) options:

Eligibility for health, dental and vision coverage, and flexible spending accounts, subject to plan terms, on the first of the month following your date of hire.

●Eligibility to participate in our 401(k) plan on your 3 month anniversary, subject to plan terms.
●Eligibility for company-paid benefits such as life insurance, short- and long-term disability subject to applicable waiting periods.
●Flexible time off subject to the company’s PTO policy.

This job offer is contingent upon the following:

●Completion of any pre-employment screening that may be required, including a satisfactory background check.
●Execution of the enclosed Proprietary Information and Inventions Assignment Agreement/Employee Covenants Agreement.
●Providing documentary proof of your identity and eligibility to work in the United States for Form I-9 purposes.
●Agreement to abide by all applicable Company personnel policies and procedures, as determined by the Company in its sole discretion.

Prior to your first day of employment, you will be receiving information from our Human Resource Department that includes getting set up for payroll. You will need appropriate documentation for the completion of your new-hire forms, including proof that you are presently eligible to work in the United States for I-9 Form purposes. Failure to provide appropriate documentation within three days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

The Company will additionally provide you with up to $5,000.00 in reimbursement for attorneys’ fee expenses incurred prior to your Start Date [*].

By accepting this offer and except as otherwise disclosed, you represent that your employment with the Company will not violate or be in conflict with any obligations you may have to any prior, current, or prospective employer. In performing services for the Company, you must not and agree you will not disclose or use any nonpublic proprietary or confidential information that you may have obtained in the course of any previous employment.

Notwithstanding anything to the contrary herein or in any other agreement or stock plan, in the event of the termination of your employment by the Company prior to the one (1) year anniversary of your Start Date, subject to the conditions below, you may be entitled to one of the following, but in no event will be entitled to both:

1.[*] Offer Revocation. If the Company revokes this offer of employment before September 26, 2025 (or delays or limits your Start Date, or once you have started with the Company delays your commencing regular duties, for a period of four (4) months from September 26, 2025, [*] subject to your execution and non-revocation of a Separation Agreement and Release as defined below, you will be entitled to receive (x) a one-time payment of three million dollars ($3,000,000) and (y) an amount equal to your prorated base salary for the period from September 26, 2025 up to and including the revocation date, within fifteen (15) days of the effective date of the Separation Agreement and Release ((x) and (y) together, the “Revocation Pay”).

2.RSU Acceleration. If, following your Start Date, the Company terminates your employment other than for Cause, as defined below, prior to the one (1) year anniversary of your Start Date, subject to your execution and non-revocation of a Separation Agreement and Release as defined below, one-fourth (1/4) of your RSU award shall become fully vested (“RSU Acceleration”). For the avoidance of doubt, this section does not limit or affect your rights under the Severance Plan.

As used herein, “Cause” is defined as stated in Section 3(a) of the Senior Executive Change in Control and Severance Plan, which was filed with the SEC as EX-10.6 12 d899798dex106.htm EX-10.6. For purposes of this Agreement, Cause will not include the termination of your employment due to a [*]. For the avoidance of doubt, in no event will you receive both Revocation Pay and RSU Acceleration as each applies to separate events.

As used herein, “Separation Agreement and Release” is defined as an agreement which will (i) include a release of all claims, actions, and causes of action against the Company, its affiliates, current and former directors, officers, employees, agents, and other representatives, except as prohibited by applicable law, and (ii) be on a form drafted and approved by the Company.
For the avoidance of doubt, you will not be eligible to receive any Revocation Pay or RSU Acceleration in the event you voluntarily terminate employment with the Company, if you resign for Good Reason, or if you fail to execute the Separation Agreement and Release or fail to allow the Separation Agreement and Release to become non-revocable under the terms thereof. In addition, any payments hereunder will be paid, once triggered, pursuant to the Company’s normal payroll cycle, less applicable deductions and tax withholding.

Any disputes arising from your employment shall be determined by an arbitrator pursuant to the arbitration provision set forth in Exhibit A to this Letter Agreement.

Please indicate your acceptance of our offer by signing below no later than
September 12, 2025. If you have any questions about this offer, please contact [*] at [*].

We look forward to having you as part of our team and believe you will find this opportunity both challenging and rewarding.

Sincerely,

/s/ Michael Intrator
Michael Intrator CEO

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with the Company is considered at will, meaning that either the company or I may terminate this employment relationship at any time for any reason or no reason and without notice. I further acknowledge that I have received, read, and agree to abide by the arbitration provision set forth in Exhibit A. I understand that this arbitration provision requires that disputes between me and the Company must be submitted to arbitration pursuant to the arbitration provision rather than to a judge and jury in court.
This offer shall remain open until September 12, 2025. Any acceptance after this date will be considered invalid.

Date:

9/11/2025

Signature: /s/ Jon Jones